FIRST AMENDMENT TO ADDENDUM TO MANAGEMENT AGREEMENT (“AGREEMENT”)
DATED FEBRUARY 1, 1995 BETWEEN
ARIEL INVESTMENTS, LLC (FORMERLY ARIEL CAPITAL MANAGEMENT)
 AND ARIEL INVESTMENT TRUST
GOVERNING ARIEL FOCUS FUND AND ARIEL DISCOVERY FUND

We hereby confirm that as of February 1, 2014, the compensation payable out of the assets of each respective Fund pursuant to Section 4(a) of the Agreement and each Fund’s respective Addendum shall be at the following annual rates:

Fund/Addendum Date	Annual Rate	Value of Average Daily Net Assets
Ariel Focus Fund	0.65%	First $500 Million
May 17, 2005	0.60%	Next $500 Million
	0.55%	Over One Billion dollars

Ariel Discovery Fund	0.80%	First $500 Million
November 16, 2010	0.75%	Next $500 Million
	0.70%	Over One Billion dollars

Dated November 19, 2013

                                    ARIEL INVESTMENTS, LLC

                                    By:  /s/ Mellody Hobson
                                    Title:       President

ARIEL INVESTMENT TRUST

                                    By:  /s/ Anita Zagrodnik
                                    Title:     Vice President